EXECUTIVE EMPLOYMENT AGREEMENT

Between
Gurata Gold, Inc. d/b/a Forza Environmental Building Products, Inc.
and
Paul J. Artzer

THIS AGREEMENT is made as of 1 May 2010, between Gurata Gold, Inc. d/b/a Forza Environmental Building Products, Inc. (“Company”), and Paul J. Artzer (“Executive”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment: The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on May 1, 2010, and ending as provided in Section 5 or 6 hereof (the “Employment Period”). This Agreement shall be void ab initio and of no force and effect if the Commencement Date does not occur on or before May 5, 2010.

2. Position and Duties

(a) During the Employment Period, Executive shall serve as the Vice President of Research and Development of the Company and shall have the normal duties, responsibilities, functions and authorities customarily exercised by the VP of R & D of any company of similar size and nature as the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates which are consistent with Executive’s position as the Board of Directors of the Company (the “Board”) may from time to time direct.

(b) During the Employment Period, Executive shall report to the Board and shall devote his best efforts and the necessary part of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects. In performing his duties and exercising his authority under this Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company’s efforts to expand its businesses and operate profitably and in conformity with the business and strategic plans approved by the Board during the Employment Period,

c) Executive shall grant the Company the exclusive universal (worldwide) right to manufacture, market, and distribute the Artzer Z-Panel™.

d) Executive may serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board so long as said position or employment is not in direct competition with the Company or its’ products. Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment. Nothing contained herein shall preclude Executive from (i) engaging in charitable and community activities; (ii) participating in industry and trade organization activities; (iii) managing his and his family’s personal investments and affairs; and (iv) delivering lectures, fulfilling speaking engagements or teaching at educational institutions provided, that such activities do not materially interfere with the regular performance of his duties and responsibilities under this Agreement.

3. Compensation and Benefits

(a) During the period beginning on the Commencement Date and ending on May 1, 2015, Executive’s annual base salary shall be $72,000. For the portion of the Employment Period beginning on May 1, 2011 and for periods thereafter, the Executive’s annual base salary shall be reviewed and determined by the Board (such initial annual base salary and the annual base salary as determined and adjusted from time to time by the Board are referred to herein as, the “Base Salary”). The Base Salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time) but in any event no less frequently than monthly. For purposes of this Agreement, the Base Salary shall not include any other type of compensation or benefit paid or payable to the Executive. Notwithstanding anything in this Agreement to the contrary, any decrease in Executive’s then Base Salary shall be deemed Good Reason. Conversely, the Company may increase the Executive’s Base Salary in accord with increased business activity on the part of the Company or generally greater demands on the Executive’s business time and efforts than are currently contemplated for this initial employment period.

(b) Bonuses and Incentive Compensation

(i) Annual Bonus: Beginning for fiscal year 2010 and for each fiscal year thereafter during the Employment Period, based on achievement of criteria determined by the Board as soon as administratively practicable following the beginning of each such fiscal year with input from Executive, Executive will be entitled to an annual bonus with a target amount equal to not less than 25% of the Executive’s then Base Salary (the “Annual Bonus”). The Company shall pay the Annual Bonus in a single cash lump-sum after the end of the Company’s fiscal year in accordance with procedures established by the Board, but in no event later than June 15 of the subsequent fiscal year.

(ii) Short Term Incentive: The Company shall provide executive with 500,000 restricted shares or units (“restricted stock”) based on the signing of this agreement.

(iii) Long Term Incentive: The Company shall provide Executive with a combination of restricted stock or units (“restricted stock”) at the rate of 500,000 per year up to a total of 2,000,000 shares and stock options (the “Executive LTIP”) to be issued to Executive upon the Company’s decision to extend the employment agreement beyond the initial five year period. The aggregate value of the grant under the Executive LTIP shall be determined by the Board.

The specific terms of the restricted stock and the stock options granted under the LTIP (including, without limitation, customary anti-dilution and other provisions) will be reflected in separate stock option and restricted stock agreements that will be negotiated by Executive and the Company in good faith prior to the end of the initial three months of this employment period.

(c) During the Employment Period, the Company shall promptly reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(d) In addition to the Base Salary and any bonuses and incentives payable to Executive pursuant to this Section 3, Executive shall also be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board:

(i) Participation in Company Plans, such as retirement, health and welfare plans and disability insurance plans, under the terms of such plans and to the same extent and under the same conditions and participation as said overage is provided to other senior members of management the Company and when such plans are finalized by the Company.

(ii) Key Man Insurance with a death benefit to be determined in the future by the Company as it institutes its’ Human Resources plans and policies.

(iii) Paid Vacation of four (4) weeks each calendar year in accordance with the Company’s vacation policy

(iv) Coverage under the Company’s director and officer liability insurance policy.

Notwithstanding anything in this Agreement to the contrary, if the benefits provided to Executive under Section 3(d) are materially reduced or benefits provided to Executive under Section 3(d) are reduced at all, such reduction shall be deemed “Good Reason.”

4. Termination: The Employment Period shall end on the five year anniversary of the Commencement Date, provided, however, that the Employment Period shall be automatically renewed for successive one-year terms thereafter on the mutually agreed upon terms and conditions set forth herein unless either party provides the other party with notice that it has elected not to renew the Employment Period at least 30 days prior to the end of the initial Employment Period or any subsequent extension thereof. Notwithstanding the foregoing, (i) the Employment Period shall terminate immediately upon Executive’s resignation (with or without Good Reason, as defined herein), death or Disability and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause or without Cause.

Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive, but in no event more than 30 days from the date of such notice.

5. Severance

(a) Termination Without Cause or for Good Reason. In the event of Executive’s termination of employment with the Company (i) by the Company without “Cause” (ii) by Executive for “Good Reason” or (iii) if the Company notifies Executive pursuant to Section 6 that it has elected not to renew this Agreement after the initial five year term or any subsequent one-year term, Executive shall be entitled to the benefits set forth below in this Section 5(a).

As a condition to the payment of any severance benefits or any other benefits to which Executive is not absolutely entitled as a matter of law, the Executive shall execute and deliver a “Release” in a form to be provided by the Company within the initial 90 day period of this agreement, in consideration for which the Company agrees to the following:

The Company shall pay Executive in a prompt lump-sum cash payment an amount equal to the Executive’s monthly Base Salary (as in effect at the date of Executive’s termination determined without regard to any reduction in such Base Salary constituting Good Reason).

(b) Termination for Cause or Voluntary Resignation. In the event Executive’s employment with the Company is terminated (i) by the Board for Cause, or (ii) by Executive’s resignation from the Company for any reason other than Good Reason or Disability the Company agrees to the following:

The Company shall pay Executive the amount described in Section 5(a).

(c) No Other Payments: Except as provided in (a), or (b) above, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

Agreed and Accepted:

Charles T. Slay	Paul J. Artzer
President, Gurata Gold, Inc.
(also) d/b/a “Forza”

Date:	Date: